As filed with the Securities and Exchange Commission on July 21, 1999.

                                       Registration No. 333-_________


===============================================================================
               SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                            FORM S-3
      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                    HORIZON OFFSHORE, INC.
      (Exact name of registrant as specified in its charter)


  DELAWARE         2500 CITYWEST BOULEVARD, SUITE 2200          76-0487309
(State or other           HOUSTON, TEXAS 77042              (I.R.S. Employer
jurisdiction of              (713) 361-2600              Identification Number)
incorporation        (Address, including zip code,
or organization)    and telephone number, including
                      area code, of registrant's
                     principal executive offices)


                            DAVID W. SHARP
                        CHIEF FINANCIAL OFFICER
                  2500 CITYWEST BOULEVARD SUITE 2200
                         HOUSTON, TEXAS 77042
                            (713) 361-2600
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                COPY TO:
                           WILLIAM B. MASTERS
                  JONES, WALKER, WAECHTER, POITEVENT,
                      CARRERE & DENEGRE, L.L.P.
                         201 ST. CHARLES AVENUE
                  NEW ORLEANS, LOUISIANA  70170-5100
                            (504) 582-8000

                ---------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this registration statement

                ---------------------------------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. _x_

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __



                       CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                               Proposed maximum          Proposed maximum
Title of each class of securities          Amount to be        offering price per        aggregate offering        Amount of
to be registered                           registered <1>      share <2>                 price <2>                 registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value per share      133,300 shares       $7.9375                     $1,058,068.75             $295
===================================================================================================================================

<1>   Also registered hereby are such additional and indeterminable  number  of shares as may become issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.
<2>   Estimated solely for  the  purpose  of  calculating  the registration fee pursuant to Rule 457(C) under the Securities Act of 1933, based on the average of the high and low prices per share of the common stock as reported on the Nasdaq National Market on July 16, 1999.

                ---------------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================



PROSPECTUS



                      HORIZON OFFSHORE, INC.

   This prospectus relates to 133,300 shares of our common stock that may be offered from time to time by the selling stockholders, listed under the heading "Selling Stockholders."

   We are registering these shares to provide the selling stockholders with freely transferable securities, but this registration does not necessarily mean that the selling stockholders will offer or sell the shares. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

   Our common stock is traded on the Nasdaq National Market under the symbol "HOFF." On July 20, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $7.875 per share. The selling stockholders may offer their shares from time to time in transactions on the Nasdaq stock market at prices prevailing at the time of the sale.



                ---------------------------------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                ---------------------------------------

         The date of this prospectus is July __, 1999.


                  WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy that information at the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC's Internet address is http://www.sec.gov.

   We have filed a registration statement and related exhibits with the SEC to register the common stock offered by this prospectus. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the SEC's public reference room, and you may obtain copies from the SEC at prescribed rates.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the SEC. The information incorporated by reference is considered to be a part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus.

   We incorporate by reference the following documents that we have filed with the SEC under the Securities Exchange Act of 1934:

* Our annual report on Form 10-K for the fiscal year ended December 31, 1998;

*  Our quarterly report on Form 10-Q for the quarter ended March 31, 1999;

* The description of our common stock included in our registration statement on Form 8-A under the Securities Exchange Act filed January 22, 1998 and effective April 1, 1998, by incorporation by reference to the description of our capital stock provided under the heading "Description of Capital Stock" of our registration statement on Form S-1 (Registration No. 333-43965); and

* All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

   At your request, we will provide you with a free copy of any of these filings. You may request copies by writing or telephoning us at:

                            Horizon Offshore, Inc.
                      2500 CityWest Boulevard, Suite 2200
                             Houston, Texas 77042
                          Attn:   Investor Relations
                                (713) 361-2600

   YOU SHOULD RELY ONLY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION.


                              THE COMPANY

   We provide marine construction services to the offshore oil and gas industry primarily in the United States Gulf of Mexico. Our marine fleet installs marine pipelines to transport oil and gas from newly installed production platforms and other subsea production systems, and installs and salvages production platforms and other marine structures.

   We have assembled a fleet of eleven vessels, ten of which are operational, with one vessel currently under refurbishment. Our fleet is capable of a wide range of marine construction activities, including:

   * Installing up to 48-inch pipelines and small diameter rigid and coiled-line pipe in water depths up to 800 feet;

   * Providing pipebury and all other services necessary to commence transporting oil and gas through an installed pipeline; and

   * Installing and salvaging production platforms and other marine structures.

   Our management believes that our fleet allows us to compete in the United States Gulf of Mexico for substantially all pipeline installation projects in shallow water depths of 200 feet and less and a substantial number of projects in intermediate water depths of between 200 and 800 feet.

   Our company was incorporated in Delaware in December 1995 but we did not commence operations until March 1996. In April 1998, we completed the initial public offering of shares of our common stock.


                         SELLING STOCKHOLDERS

   We issued the 133,300 shares of common stock offered by this prospectus to Terry Offshore, L.L.C., a Louisiana limited liability company, in exchange for our acquisition of a pipelay barge. Terry Offshore subsequently transferred all of these shares to its members, the selling stockholders. In connection with the acquisition, we agreed to file a registration statement with the SEC under the Securities Act of 1933 to register all these shares.

   The table below provides you with the following information:

*  the names of the selling stockholders;

* the number of shares each selling stockholder beneficially owns prior to this offering; and

* the number of shares offered by each selling stockholder under this prospectus.

   We do not know when or in what amount the selling stockholders may offer shares for resale and we cannot assure you that the selling stockholders will sell any or all of the shares offered by this prospectus. Accordingly, we cannot give you an estimate of the number of shares that will be held by each stockholder after completion of this offering. The selling stockholders may from time to time offer the shares of common stock offered by this prospectus.






                                          Number of
                                 shares beneficially owned      Number of
Name of selling stockholder         before offering <1>      shares offered
---------------------------     ---------------------------  --------------
Steve Orlando                          1,938                      1,938
Peter A. Barbara                       7,752                      7,752
Albert Smith                           7,752                      7,752
E. Donald Terry                        8,946                      8,946
Little Hook, L.L.C.                   13,567                     13,567
William L. Kiely                      18,669                     18,669
Robert H. Gruy                        18,669                     18,669
James W. Hodges                       18,669                     18,669
Gerald D. Broussard                   18,669                     18,669
Sylvan Schwartz, Jr.                  18,669                     18,669

<1>Based on information available to us as of July 20, 1999, the selling stockholders have advised us that they have sole voting and investment power with respect to the shares beneficially owned by them.


                             PLAN OF DISTRIBUTION

   The selling stockholders may offer and sell their shares of common stock offered under this prospectus from time to time in ordinary brokerage transactions on the Nasdaq National Market or any other principal securities exchange on which our common stock is then trading at prices prevailing at the time of these sales. From time to time, the selling stockholders may engage in short sales, or short sales against the box, of these shares of common stock.

   We expect that brokers executing orders will charge normal commissions, and the proceeds to the selling stockholders will be net of brokerage commissions. The selling stockholders will pay their own out-of-pocket expenses. We will pay all expenses of preparing and reproducing this prospectus, including expenses of compliance with state securities laws and filing fees with the SEC. We will not receive any proceeds of the sale of any shares of common stock offered under this prospectus.

   The selling stockholders and any dealers or agents participating in the distribution of the offered shares may be deemed "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the offered shares by the selling stockholders and any commissions received by any broker-dealers may be deemed to be underwriting commissions under the Securities Act.


                             LEGAL MATTERS

   The validity of the shares of our common stock being offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere &
Denegre, L.L.P., New Orleans, Louisiana.


                                EXPERTS

   The financial statements as of December 31, 1998 and for the year then ended, incorporated by reference in the registration statement of which this prospectus forms a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of that firm as experts in giving said reports.






==============================       ==========================
Prospective investors may
rely only on the information
contained in this prospectus.          Horizon Offshore, Inc.
We have not authorized anyone
to provide prospective
investors with different or                  ----------
additional information.  This
prospectus is not an offer to                PROSPECTUS
sell, nor is it seeking an
offer to buy these securities                ----------
in any jurisdiction where the
offer is not permitted.  The
information contained in this
prospectus is correct only as
of the date of this                           --------
prospectus, regardless of the               Common Stock
time of the delivery of this                  --------
prospectus or any sale of
these securities.


       _______________



      TABLE OF CONTENTS                     July __, 1999

                         PAGE

Where You Can Find More
Information . . . . . . . 2

The Company . . . . . . . 3

Selling Stockholders. . . 4

Legal Matters . . . . . . 5

Experts . . . . . . . . . 5
==============================       ==========================








                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated fees and expenses payable by Horizon Offshore, Inc. (the "Company") in connection with the issuance and distribution of the common stock of the Company registered hereunder are as follows:

            Securities and Exchange Commission
              registration fee . . . . . . . . . . .     $     295
            Legal fees and expenses. . . . . . . . .         5,000
            Accounting fees and expenses . . . . . .         5,000

                 Total . . . . . . . . . . . . . . .     $  10,295
                                                         =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company's Certificate of Incorporation (the "Certificate") contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if a Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

      The Company's By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

      In addition, each of the Company's directors has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as director that are in excess of the coverage provided by such insurance, provided that the director meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.


ITEM 16.  EXHIBITS.

   4.1      - Amended and Restated Certificate of Incorporation  of the Company
              (incorporated herein by reference to Exhibit 3.1 to the Company's registration statement on Form S-1 (Registration No. 333-43965)).

   4.2      - Bylaws  of  the  Company,  as  amended  (incorporated  herein  by reference to Exhibit 3.2 to the Company's registration statement on Form S-1 (Registration No. 333-43965)).

   4.3      - Specimen  Common   Stock   certificate  (incorporated  herein  by
              reference to Exhibit 4.2 to the Company's registration statement on Form S-1 (Registration No. 333-43965)).

     5      - Opinion  of  Jones,  Walker, Waechter,  Poitevent,  Carrere  &
              Denegre, L.L.P.

  23.1      - Consent of Arthur Andersen LLP

  23.2      - Consent  of  Jones, Walker,  Waechter,  Poitevent,  Carrere  &
              Denegre, L.L.P. (included in Exhibit 5).

    24      - Power of Attorney  (included  in  the  signature  pages  to  this registration statement).


ITEM 17.  UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

            (2) Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 19, 1999.

                                          HORIZON OFFSHORE, INC.


                                          By: /S/ David W. Sharp
                                             ------------------------------
                                                     David W. Sharp
                                              Executive Vice President and
                                                 Chief Financial Officer


                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints each of Jonathan D. Pollock, David
W. Sharp and Bill J. Lam, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                         TITLE                    DATE


    /S/ Jonathan D. Pollock         Chairman of the Board      July 19, 1999
   -------------------------
    Jonathan D. Pollock


    /S/ Bill J. Lam              President and Director        July 20, 1999
   -----------------------     (Principal Executive Officer)
        Bill J. Lam


    /S/ David W. Sharp           Chief Financial Officer       July 19, 1999
   -----------------------      (Principal Financial and
      David W. Sharp                 Accounting Officer)


    /S/ James Devine                    Director               July 21, 1999
   -----------------------
       James Devine


    /S/ Gunnar Hirsti                   Director               July 21, 1999
   -----------------------
       Gunnar Hirsti


   /S/ Edward L. Moses,Jr.              Director               July 20, 1999
   -----------------------
     Edward L. Moses, Jr.



                                 EXHIBIT INDEX

Exhibit
NUMBER            DESCRIPTION

4.1   -     Company's  registration  statement on Form S-1 (incorporated herein by reference to Exhibit 3.1 to the Company's registration statement on Form S-1 (Registration No. 333-43965)).

4.2   -     Bylaws of the Company (incorporated  herein by reference to Exhibit
            3.2   to  the  Company's  registration  statement   on   Form   S-1
            (Registration No. 333-43965)).

4.3   -     Specimen Common Stock certificate (incorporated herein by reference to Exhibit  4.2 to the Company's registration statement on Form S-1
            (Registration No. 333-43965)).

5     -     Opinion  of  Jones,   Walker,  Waechter,  Poitevent,  Carrere  &
            Denegre, L.L.P.

23.1  -     Consent of Arthur Andersen LLP

23.2  -     Consent  of  Jones,  Walker,   Waechter,  Poitevent,  Carrere  &
            Denegre, L.L.P. (included in Exhibit 5).

24    -     Power  of  Attorney  (included  in  the  signature  pages  to  this registration statement).









               EXHIBIT 5


                       JONES, WALKER
                    WAECHTER, POITEVENT
                 CARRERE & DENEGRE, L.L.P.
                       July 21, 1999


Horizon Offshore, Inc.
2500 CityWest Boulevard
Suite 2200
Houston, Texas  77042

          RE:  Horizon Offshore, Inc.
               Registration Statement on Form S-3
               133,300 shares of Common Stock

Gentlemen:

     We have acted as your counsel in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed by you with the Securities and Exchange Commission under the Securities Act of 1933, on or about the date hereof, with respect to the registration of 133,300 shares of common stock, $1.00 par value per share (the "Shares"), of the selling stockholders, as described therein.

     In so acting, we have examined originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission promulgated thereunder.

                                   Very truly yours,


                                   /S/ Jones, Walker, Waechter, Poitevent
                                       Carrere & Denegre, L.L.P.
                                   -----------------------------------
                                   JONES, WALKER, WAECHTER, POITEVENT,
                                   CARRERE & DENEGRE, L.L.P.




                     Exhibit 23.1


             CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 26, 1999 included in Horizon Offshore Inc.'s Form 10-K for the year ended December 31, 1998 and to all references to our firm included in this registration statement.


/S/ Arthur Andersen LLP
------------------------
Arthur Andersen LLP


Houston, Texas
July 20, 1999